UNITED STATES
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GUITAR CENTER, INC.
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On August 7, 2007, Guitar Center, Inc. (the “Company”), held a conference call, the script of which follows:

GUITAR CENTER, INC.
Second Quarter 2007 Conference Call Script
2:00 p.m. Pacific Time
August 7, 2007

Leigh Parrish:

Good afternoon. Thanks for joining us for the Guitar Center conference call. Earlier today, the Company issued a press release reporting its second quarter results. If you haven’t received the release, it is available through Guitar Center’s web site at www.guitarcenter.com and has been filed with the SEC.

Before we begin, I would like to make a statement regarding forward-looking remarks that you may hear today on the call.

During the course of today’s call, management will make projections or other forward-looking statements regarding, among other things, results deemed achievable by management for 2007, the status of the pending merger transaction, the competitive environment, recent trends in sales performance, gross margin, anticipated promotional activity, merchandise mix, SG&A costs, the timing and number of new store openings, capital expenditure and investment levels and merger-related statements.

These forward-looking statements are affected by many factors including, among others, world and national political events, general economic conditions, capital market conditions, the effectiveness of our promotion and merchandising strategies, our ability to integrate and profitably operate acquired businesses, including Woodwind & Brasswind, the efficient operation of our supply chain, including the continued support of our key vendors, our effective management of business risks, including litigation, competitive factors applicable to our retail and direct response markets, and the satisfaction of closing conditions related to the merger

The forward-looking statements on today’s call are based largely on the Company’s current expectations and are subject to a number of risks and uncertainties. Guitar Center does not presently intend to update these statements and undertakes no duty to make any such update. We urge you to review the factors discussed under the caption “Risk Factors” in the Company’s 2006 Form 10-K and subsequently filed 10-Q’s.

Finally, the Company has posted financial and other statistical information presented on the conference call, along with information required under SEC Regulation G, on its website. This information may be accessed through the Supplemental Information link in the investor relations section of Guitar Center’s website at www.guitarcenter.com.

And now, I would like to turn the call over to Marty Albertson, Chairman and Chief Executive Officer of Guitar Center. Marty?
Marty Albertson,
Chairman and CEO:

1.	Thanks Leigh. Good afternoon and thank you for joining us today.

2.
Erick Mason, our CFO has joined me today. I’ll start the call with an overview of our performance in the second quarter. Then, Erick will review the financial results in more detail. Following our formal remarks, we’ll all be available for questions.

3.
First, I’d like to comment briefly on our recently announced transaction with Bain Capital Partners. On June 27th, the Company signed a definitive agreement to be acquired by affiliates of Bain Capital Partners. Under the terms of the merger agreement, stockholders will receive $63.00 in cash in exchange for each share of Guitar Center common stock they own. The transaction is expected to close in the fourth quarter of 2007, subject to customary closing conditions, including stockholder approval.

4.
Turning now to a discussion of our second quarter performance: We did not meet our revenue expectations for the quarter. However, we achieved adjusted net income that was in line with our anticipated range. Our Music & Arts division turned in results in line with our expectations for the quarter as we continued to focus on improving efficiencies and implementing cost reduction measures. Our Guitar Center retail and direct response divisions both faced headwinds throughout the quarter due to a challenging sales environment. During the quarter, we continued to execute on key initiatives designed to improve efficiencies on a corporate and divisional level.

5.
In our Guitar Center retail division, our sales were largely driven by new stores, as our comparable store sales performance was slightly below the low end of our expectations for the second quarter. Our comp store sales performance improved in the latter part of the quarter and we experienced good response to our June promotions while maintaining expected margins.

6.
With regard to product trends in our Guitar Center stores during the second quarter, accessories again performed very well and generated our strongest sales increase. Higher accessories sales as well as higher product margins we are experiencing in our HiTech product line contributed to a higher selling margin. Additionally, while guitar sales have been impacted by challenging industry sales trends for the last few quarters, we have recently been seeing an improvement in demand.

7.	Operating income for the Guitar Center stores, adjusted for the transaction expenses related to the merger agreement, was in line with our expectations.

8.
We opened two secondary format stores in the quarter, bringing us to 14 new Guitar Center stores for the year. These new stores include five primary format stores and nine secondary format stores. We are nearly complete with our 2007 store expansion plan to open 15 to 17 Guitar Center stores this year, consisting of 6 to 7 primary format and 9 to 10 secondary format stores.

9.
Turning to Musician’s Friend, our direct response division performed below plan this quarter due to effects from our transition to a new, larger fulfillment center and macroeconomic challenges, as I just mentioned. Revenue growth in the division was driven by the sales contribution from Woodwind & Brasswind as well as sales at GuitarCenter.com, which performed ahead of expectations. Our integration program for Woodwind & Brasswind is proceeding on plan. In line with our expectations, Music 1-2-3 combo instrument orders and fulfillment are being integrated into Musician’s Friend as we transition to the new fulfillment center. Woodwind & Brasswind’s fulfillment of band and orchestra instruments continues to be handled through a separate facility. We will continue to focus on ways to improve customer service levels and win back the customers that may have been lost in the past year at Woodwind & Brasswind.

10.
During the second quarter, we began the process of transitioning to our new 702,000 square foot Musician’s Friend fulfillment center in Kansas City and continue to move forward toward the completion of the transition. That said, we have experienced challenges over the past weeks as we move our operations to the new facility. These challenges have caused lower inventory fill rates, resulting in lower sales. We are working diligently to address issues at the new facility and expect the transition to be completed in the third quarter. Long-term, we continue to expect this facility will help us to increase efficiencies and enhance our overall direct response business.

11.
Finally, our Music & Arts division performed in line with our expectations. A lot of our work at this time of year is related to refurbishment and repair as we prepare for the rental season as school music programs start at the beginning of the school year. Our key priorities for Music & Arts have continued to be focusing on removing costs from the business, improving operating efficiencies and reducing working capital needs.

12.	Overall, our performance in the first half of 2007 has been solid and we are making progress in key strategic initiatives for each of our divisions.

13.	Erick will now review the financial results for the quarter in more detail. Erick?
Erick Mason
Chief Financial Officer

14.	Thanks Marty.

15.	Consolidated net sales for the quarter ended June 30, 2007 increased 13.3% to $518.9 million compared to $458.0 million in the same period of 2006.

16.
Net income for the second quarter on a GAAP basis was $9.6 million, or $0.32 per diluted share, compared to net income of $13.4 million, or $0.47 per diluted share, in the same period last year. As noted in our release, we recorded transaction expenses during the quarter related to the merger with Bain Capital of $1.7 million after-tax, or $0.06 per diluted share. Excluding these transaction expenses, the Company’s net income for the second quarter would have been $0.37 per diluted share.

17.
As outlined in our release, net income in the second quarter included stock-based compensation expense under the Company’s long-term incentive plans of $0.3 million after-tax, or $0.01 per diluted share. Net income in the prior year’s period included stock-based compensation expense under the LTIP of $1.2 million after-tax, or $0.04 per diluted share.

18.
EBITDA for the second quarter was $29.8 million compared to $32.2 million in the same period of 2006. Excluding the transaction expenses, EBTIDA for the second quarter of 2007 would have been $32.6 million.

19.
Total company capital expenditures were $18.0 million compared to $21.9 million for second quarter of last year. Capital expenditures were below plan by more than $10 million due to the expanded timing of spending on store openings, our Guitar Center retail IT systems and certain other store-level initiatives. However, we continue to expect capital expenditures between approximately $73.3 million and $79.3 million for the full year.

20.
Turning to our Guitar Center division, net sales from Guitar Center stores increased 9.2% to $371.1 million compared to $339.8 million in the second quarter of 2006. Sales from new stores contributed $31.4 million and represented all of the increase. Comparable store sales declined by 0.1%.

21.	Average ticket at our Guitar Center stores decreased to $159 in the second quarter of 2007 compared to $164 in the prior year’s second quarter.

22.
Gross margin was 27.0% in the second quarter compared to 26.7% in the same period last year. The increase primarily resulted from a higher selling margin, as Marty mentioned, partially offset by an increase in occupancy costs as a percentage of sales.

23.
SG&A expenses were 22.0% of net sales compared to 21.3% of net sales in the second quarter of 2006. The increase is primarily due to the transaction costs associated with the merger. Excluding the effect of the transaction expenses, SG&A would have been 21.3% of net sales.

24.
The two new Guitar Center stores we opened in the second quarter bring our total store count to 212 as of June 30, 2007. These two new stores brought us to a total of 3.1 million square feet of Guitar Center retail space as of the end of the quarter.

25.
Average inventory on a trailing 12-month basis for our Guitar Center stores was $401 million at the end of the quarter, which compared to $390 million at the end of Q1 2007, and $321 million at the end of Q2 of 2006. Inventory turn for new product in our 122 mature stores was 3.3x for Q2 2007 compared to 3.5x for Q2 2006.

26.
Turning to our direct response division, sales increased 28.1% to $110.6 million compared to $86.3 million in the second quarter of 2006. As Marty noted, strong sales from GuitarCenter.com helped drive our results. We completed the acquisition of Woodwind & Brasswind on February 9th, 2007, and accordingly our results for the direct response division include the effects of the acquisition for the entire quarter. Woodwind & Brasswind contributed 92% of the increase in direct response net sales.

27.
Gross margin for our direct response division was 29.4% for the quarter compared to 30.8% in the second quarter of last year. The decrease reflects the impact of the Woodwind & Brasswind business, which historically has had a lower selling margin than our core Musician’s Friend business. Excluding the effects of the Woodwind & Brasswind business, gross margin in our direct response division increased to 32.6% from 30.8%, principally due to a higher selling margin at Musician’s Friend.

28.	SG&A expenses for Musician’s Friend were 27.1% of sales compared to 24.3% in the second quarter of 2006. The increase primarily reflects the effects of the fulfillment center transition.

29.
I’ll now review the key business metrics at Musician’s Friend for the quarter. These metrics relate only to the historical Musician’s Friend business including GC.com, and do not apply to the acquired Woodwind & Brasswind business:

▪	Average order size was $241 for the second quarter of 2007 and 2006.
▪	Promotional expenses as a percentage of net sales were 6.2% compared to 6.1% in the second quarter of 2006.
▪
The initial order fill rate for the second quarter was 84.1% compared to 94.7% in the prior year’s second quarter. Fill rates in Q2 were affected by the logistical challenges that we experienced as we transition to our new fulfillment center.

▪	And, on a TTM basis, inventory turn for Musician’s Friend was 4.6x compared to 5.4x for the same period in 2006.

30.
Sales from our Music & Arts division increased 16.9% to $37.2 million in the second quarter from $31.8 million in the same period of 2006. Comparable sales for the Music & Arts division decreased 1.0%.

31.	Gross margin for Music & Arts was 37.7% for the quarter compared with 43.7% in the second quarter of 2006. The decrease in margin reflects higher shrink and occupancy costs.

32.
Music & Arts SG&A expenses as a percentage of sales were 44.6% compared to 45.6% in the second quarter last year. The 100 bp decrease primarily resulted from a reduction of amortization expense and lower compensation expenses, partially offset by higher bad debt expense.

33.	Turning to our balance sheet, we continue to maintain a solid financial position. At June 30, 2007:
▪	Total net inventory was $627.1 million comprised as follows - Guitar Center, $401.7 million; Music & Arts, $129.5 million; and Musician’s Friend, $95.9 million.
▪	Funded debt less cash was $156.9 million, down from $176.4 million at the end of the second quarter of 2006.
▪	Funded debt less cash to equity ratio was 0.3x compared to 0.4x at June 30, 2006.
▪	Equity was $581.1 million, up from $453.7 million at the end of the second quarter last year.
▪	EBITDA coverage ratio on a TTM basis was 1.75x at June 30, 2007 and 1.06x at June 30, 2006, each net of cash.
▪	And, as of today, we had borrowed $179.5 million under our line of credit and had availability of $24.9 million.

34.
Return on invested capital on a pre-tax trailing twelve month basis for the quarter was 16% compared to 19% in the second quarter last year.  Return on average equity for the quarter was 13% compared to 19% in the prior year quarter.  Return on invested capital and return on average equity for 2007 are adjusted to exclude the goodwill impairment charge taken on our Music and Arts business in the fourth quarter of 2006.

35.	Net cash used in operating activities during the quarter was $17.6 million compared to net cash used in operating activities of $24.0 million in last year’s second quarter.

36.	That ends our discussion of the financial results. We’ll now turn the call over to the operator to take your questions. Operator?

Forward-Looking Statements

This schedule includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, future performance, financing for the transaction and the completion of the transaction. These statements are based on the current expectations of management of Guitar Center, Inc. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, (1) Guitar Center, Inc. may be unable to obtain stockholder approval required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, unexpected liabilities or unexpected delays; (4) the businesses of Guitar Center, Inc. may suffer as a result of uncertainty surrounding the transaction; (5) the financing required for Bain Capital to complete the transaction may be delayed or may not be available; and (6) Guitar Center, Inc. may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Guitar Center, Inc. are set forth in its filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Unless required by law, Guitar Center, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information Regarding the Merger will be Filed with the SEC:

In connection with the proposed merger, the Company will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The Company’s stockholders are urged to read the proxy statement and other relevant materials carefully when they become available because they will contain important information about the Merger and the Company. Stockholders may obtain a free copy of the proxy statement (when it becomes available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when they become available) by directing a request by mail or telephone to Investor Relations, Guitar Center, 5795 Lindero Canyon Road, Westlake Village, California 91362, telephone 1-818-735-8800 or from the Company’s website, www.guitarcenter.com.

The Company and its directors, executive officers, and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation, which may be different from those of the Company’s stockholders generally, is set for the in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and also will be set forth in the proxy statement relating to the merger when it becomes available.